Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-202855, 033-67190, 333-48498, 333-102223, 333-142247, 333-176371) on Form S-8 of Kadant Inc. of our reports dated March 15, 2017, with respect to the consolidated balance sheets of Kadant Inc. as of December 31, 2016 and January 2, 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Kadant Inc.
Our report dated March 15, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that management excluded from its assessment of internal control over financial reporting as of December 31, 2016, RT Holding GmbH, the parent corporation of a group of companies known as the PAALGROUP’s (PAAL) internal control over financial reporting associated with total assets of $77.6 million (of which $54.5 million represented goodwill and intangible assets included within the scope of the assessment) and total revenues of $40.8 million included in the consolidated financial statements of Kadant Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Kadant Inc. also excluded an evaluation of the internal control over financial reporting of PAAL.

/s/ KPMG LLP
Boston, Massachusetts
March 15, 2017